                                                                   EXHIBIT 99.12

                           [ROBINSON-HUMPHREY LOGO]

 CORPORATION FINANCE                                                                             INVESTMENT BANKERS
     DEPARTMENT                                                                                      SINCE 1894

                                                                 January 6, 1999

Board of Directors
Trident International, Inc.
1114 Federal Road
Brookfield, CT 06804-1140

Attention:  Ms. Elaine A. Pullen
          President and Chief Executive Officer

Lady and Gentlemen:

     We understand that Trident International, Inc. (the "Company") intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among Illinois Tool Works, Inc. ("Parent") and ITW Acquisition Inc., a direct wholly-owned subsidiary of Parent ("Subsidiary"). We understand that under the Merger Agreement, Parent will acquire the Company through a merger of Subsidiary with and into the Company (the "Proposed Transaction"). As promptly as practicable (but in no event later than five business days from and including the date of the initial public announcement of the Merger Agreement), Parent shall cause Subsidiary to commence an offer to purchase for cash (the "Offer") all of the Company's issued and outstanding common shares at a purchase price of $16.50 per common share to the tendering stockholder in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated as of January 6, 1999.

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received in the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement dated as of January 6, 1999, (2) publicly available information concerning the Company which we believe to be relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from February 26, 1996 to the present and a comparison of that trading history with those of other companies which we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant and
(7) certain historical data relating to acquisitions of publicly traded companies, including percentage premiums and price to earnings ratios paid in such acquisitions. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

                                      LOGO

                                    Ex. 12-1

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company, we have assumed that such forecasts/projections have been reasonably prepared on bases reflecting the current good faith estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. At your instruction, we have solicited indications of interest from third parties with respect to the purchase of all or a part of the Company's business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company in connections with the Proposed Transaction and will receive a fee for our services, the majority of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including acting as an underwriter for the Company in its 1996 initial public offering) and have receive customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to the stockholders of the Company.
                          Very truly yours,

                          THE ROBINSON-HUMPHREY COMPANY, LLC

                         [ROBINSON-HUMPHREY SIGNATURE]


                                    Ex. 12-2